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                                                                    Exhibit 23.2


                        INDEPENDENT AUDITORS' CONSENT




The Board of Directors and Stockholders:
Computron Software, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-11681) on Form S-8 of Computron Software, Inc. of our reports dated January 30, 1998, except for note 6, which is as of March 6, 1998, relating to the consolidated balance sheet of Computron Software, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year then ended and related schedule for 1997, which reports appear in the December 31, 1997, annual report on Form 10-K of Computron Software, Inc.


                                            KPMG PEAT MARWICK LLP



Short Hills, New Jersey
March 20, 1998